Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2012 with respect to the consolidated financial statements, schedule, and internal control over financial reporting in the Annual Report of Hickory Tech Corporation on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Hickory Tech Corporation on Form S-3 (File No. 333-78051) and on Forms S-8 (File No. 333-69827, No. 333-107932, No. 333-127394, No. 033-65142, No. 033-62718 and No. 033-49704).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 7, 2012